Exhibit 99.1

FOR IMMEDIATE RELEASE

CLEARSIGN COMBUSTION CORPORATION

ANOUNCES FY 2012 RESULTS

SEATTLE, WA – FEBRUARY 22, 2013 - ClearSign Combustion Corporation (Nasdaq: CLIR), an emerging leader in combustion and emissions control technology for industrial, commercial and utility markets, today announced its results for the year ended December 31, 2012. The Company incurred losses of $4,189,000 for 2012 as compared to losses of $2,976,000 in 2011. Research and development costs totaled $1,184,000 in 2012 as compared to $463,000 for the same period in 2011 reflecting increased personnel levels and research activities in 2012. General and administrative costs increased to $3,026,000 in 2012 as compared to $2,516,000 in 2011. This resulted from $563,000 of increased personnel costs due to increased personnel levels in 2012, $712,000 of costs to operate as a public company since April 2012, and $235,000 of increased operating activities, which was offset by a non-recurring consulting expense of $1,000,000 in 2011. As a development stage company, ClearSign has recorded no revenue to date.

With the completion of its initial public offering in the second quarter of 2012 and issuance of shares for work related to the IPO at $4.00 per share, the Company raised net proceeds of $11,640,000.

Working capital at December 31, 2012 totaled $7,643,000, including cash and cash equivalents of $8,027,000. Management expects these funds to be sufficient to fund activities at least through April 2014.

"2012 was an outstanding year for us by every measure of achievement," said ClearSign CEO, Rick Rutkowski, "and the most recent quarter was a time of exceptional productivity and progress for our ongoing technology and business development efforts.

"Since the completion of our IPO in April, we have achieved a number of key development milestones along our path to commercialization and met or exceeded our operating goals:

•	We successfully scaled novel flame attachment effects from under 100,000 btu/hr to 1mm btu/hr. As we had anticipated, this demonstration at 'commercially relevant scale' has proven to be an important reference for prospective partners and customers.

•	We then demonstrated a novel approach for reducing NOx emissions utilizing these effects, which allowed us to achieve levels of 15ppm of NOx - equivalent to commercially available Ultra-Low NOx burners. We believe that this technique will allow us to improve energy efficiency over current systems by reducing or eliminating external flue gas recirculation and maintaining very low excess air. Our goal this year is to demonstrate further reductions in NOx in order to meet challenging new regulatory standards.

•	We successfully demonstrated an early concept proof for inhibiting heat transfer using electric fields that may have applications for increasing gas turbine efficiency by more effectively cooling turbine blades to allow for higher combustion temperatures.

•	We formally introduced the combustion community to Electrodynamic Combustion Control™ technology at the American Flame Research Council with a paper presented to our esteemed technical peers from academia and industry.

•	Our goal is to have filed 100 patents by the end of the current quarter. We are well on track to meet this important objective, having filed more than 60 patents since April of last year, and we now have 85 patents filed covering more than 150 inventions.

•	We recently took a key step toward commercialization and cost when we reported that we had developed a novel power supply that dramatically reduced both the size and the cost of this key component of our system.

•	We initiated the scale-up effort surrounding our work with solid fuels in response to high levels of interest from multiple prospective customers and partners spanning the solid fuel market from residential and commercial to utility scale.

"Just a few days ago, we reported what we believe may be a significant technological breakthrough, resulting from an effort that began during the 4th quarter of this year. We were asked by a key prospective customer in the oil refinery market to reduce flame length by 30% without increasing NOx emissions. This is an important goal that, if achieved, would resolve costly compromises between effective emissions control and process throughput and energy efficiency in refinery heaters.

"To do this, we developed a highly innovative two-tiered ‘duplex’ burner architecture that has allowed us to significantly exceed this requirement and reduce flame length by as much as 80%. In accordance with the customer's requirement, we did not increase NOx, and in fact, were able to reduce it. We plan to publish more data on this in the coming weeks. We believe that this novel approach may be broadly applicable to burner design for a wide range of potential applications. The improved flame shape may have significant implications for increasing refinery process throughput and production yields.

"Our business development activities have also been successful and we have identified significant launch opportunities in several large market segments including:

•	Refinery heaters,

•	Ultra Low NOx burners for a broad range of commercial and industrial applications including package boiler and process heaters,

•	Commercial and industrial solid fuels, including biomass, waste to energy, and coal.

"In these cases we have defined and validated with prospective customers, partners and third party subject matter experts, system requirements and related benefits.

"Our technology and technology demonstrations have been well received, and we are actively engaged in discussions and/or negotiations with prospective customers and partners - many of them prominent global enterprises. We are determining how we can most effectively collaborate, in each of these categories, to advance and deploy ClearSign’s technology in these high value market segments.

"We have added strength, depth and capacity to both our development team and our business development team, with the notable addition to our senior leadership team of Dr. Roberto Ruiz as Sr. VP Product Development.

"We have accomplished all of this with a small, but highly capable team and an operating budget that is, we believe, very modest when compared against the far-reaching market potential of our technology. We are well positioned to continue with this record of progress as we advance our technology and pursue the formation of key partnering relationships that will set the stage for successful market entry."

A conference call discussing the release of the Company’s results for the year ended December 31, 2012 is scheduled for today, Friday, February 22, 2013 at 4:30 PM Eastern Time. To listen to the conference call, you should dial 877-407-8031 (international: +1-201-689-8031) five to ten minutes before the scheduled start time and request to be connected to the ClearSign Combustion Corporation conference call. If you wish to listen to a replay of the conference call, you may dial 877-660-6853 (international: +1-201-612-7415) and enter conference ID 403390. The replay will be available from 24 hours after the conference call until December 1st, 2013.

About ClearSign Combustion Corporation

ClearSign Combustion Corporation designs and develops technologies that aim to improve key performance characteristics of combustion systems including energy efficiency, emissions control, and fuel flexibility and overall cost effectiveness. Our Electrodynamic Combustion Control™ (ECC™) platform technology improves control of flame shape and heat transfer and optimizes the complex chemical reactions that occur during combustion in order to minimize harmful emissions. For more information about the Company, please visit www.clearsign.com

Cautionary note on forward-looking statements

This press release includes forward-looking information and statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding our assumptions, projections, expectations, targets, intentions or beliefs about future events that are based on management's belief, as well as assumptions made by, and information currently available to, management. While we believe that our expectations are based upon reasonable assumptions, there can be no assurances that our goals and strategy will be realized. Numerous factors, including risks and uncertainties, may affect our actual results and may cause results to differ materially from those expressed in forward-looking statements made by us or on our behalf. Some of these factors include the acceptance of existing and future products, the impact of competitive products and pricing, general business and economic conditions, and other factors detailed in our Annual Report on Form 10-K and other periodic reports filed with the SEC. We specifically disclaim any obligation to update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

CONTACT:

Media Contact:

Dennis S. Dobson, Jr.,

(203) 258-0159

Investor Relations:

(206) 538-2732

investors@clearsign.com

ClearSign Combustion Corporation

(a Development Stage Company)

Balance Sheets

	December 31,
	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$8,027,000	$930,000
Prepaid expenses	60,000	437,000
Total current assets	8,087,000	1,367,000

Fixed assets, net	400,000	162,000
Patents and other intangible assets	618,000	87,000
Other assets	10,000	20,000

Total Assets	$9,115,000	$1,636,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$276,000	$443,000
Promissory note	-	47,000
Accrued compensation	168,000	254,000
Total current liabilities	444,000	744,000
Deferred rent	35,000	18,000
Total liabilities	479,000	762,000

Stockholders' Equity:
Common stock, 8,752,015 and 5,153,216 shares
issued and outstanding at December 31, 2012
and 2011, respectively	1,000	-
Additional paid-in capital	17,314,000	5,364,000
Deficit accumulated in the development stage	(8,679,000)	(4,490,000)
Total stockholders' equity	8,636,000	874,000

Total Liabilities and Stockholders' Equity	$9,115,000	$1,636,000

ClearSign Combustion Corporation

(a Development Stage Company)

Statements of Operations

			For the Period from Inception (January 23, 2008) to
	For the year ended		December 31,
	2012	2011	2012
Operating expenses:
Research and development	$1,184,000	$463,000	$1,708,000
General and administrative	3,026,000	2,516,000	6 ,996,000

Total operating expenses	4,210,000	2,979,000	8 ,704,000

Loss from operations	(4,210,000)	(2,979,000)	(8,704,000)
Other income (expense)	21,000	3,000	25,000

Net Loss	$(4,189,000)	$(2,976,000)	$(8,679,000)

Net Loss per share	$(0.55)	$(0.67)	$(2.30)

Weighted average number of
shares outstanding	7,596,962	4,435,763	3 ,773,881